Item 77C - Scudder High Income Opportunity Fund - Scudder
 Portfolio Trust

Registrant incorporates by reference the Scudder MG Investment
Trust's Registration Statement on
Form N-14, Scudder Advisor Fund's Proxy Statement dated
 March 28, 2005,
filed on March 28,
2005 (Accession No. 0001193125-05-061802).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder High Income Plus
Fund
was
held on April 26, 2005.
The following matter was voted upon by the shareholders of said fund
(the resulting votes are
presented below):

1. To approve an Agreement and Plan of Reorganization and the
2. transactions
3.  it contemplates,
including the transfer of all of the assets of Scudder High Income Opportunity Fund to Scudder
High Income Plus Fund, in exchange for shares of Scudder High
 Income
Plus Fund and the
assumption by Scudder High Income Plus Fund of all of the liabilities of Scudder High Income
Opportunity Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder High Income
Opportunity Fund
in complete liquidation of
Scudder High Income Opportunity Fund.

Affirmative 	Against 	Abstain
14,203,430.549	722,070.455	456,512.344